Exhibit 10.1
REDEMPTION AGREEMENT

This Agreement (the “Agreement”) is made as of the 26th day of June, 2006 by and between Adagio Acquisition I, Inc., a Delaware corporation having its offices at c/o Spencer Trask Ventures, 535 Madison Avenue, 18th Floor, New York, New York 10022 (the “Issuer”), and William P. Dioguardi, with an address at c/o Spencer Trask Ventures, Inc., 535 Madison Avenue, 18th Floor, New York, New York 10022 (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is the owner of 1,500,000 shares of the Issuer’s common stock, par value $.0001 per share (“Common Stock”), and

WHEREAS, the Seller desires to sell to the Issuer, and the Issuer desires to purchase from the Seller, 1,440,000 shares of Common Stock (the “Shares”), on and subject to the terms of this Agreement;

WHEREFORE, the parties hereto hereby agree as follows:

1.    Sale of the Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell the Shares to the Issuer, and the Issuer shall purchase the Shares from the Seller for a purchase price (the “Purchase Price”) equal to $.0001 per share, or an aggregate of one hundred forty-four dollars ($144.00).

2.    Closing. The purchase and sale of the Shares shall take place upon execution and delivery of this Agreement (the “Closing”), to be held at such time and place as shall be determined by the parties. At the Closing, the Seller shall deliver to the Issuer a certificate for the Shares, duly endorsed in form for transfer to the Issuer and the Issuer shall pay the purchase price for the Shares. Seller represents and warrants to the Issuer that there are no liens, charges or encumbrances on the Shares.

3.    Miscellaneous. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/s/ William P. Dioguardi
WILLIAM P. DIOGUARDI

ADAGIO ACQUISITION I, INC.

By:	/s/ William P. Dioguardi
William P. Dioguardi, President